Exhibit 3.1

[BARCODE] *090303* [SEAL] BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Certificate of Change Pursuant to NRS 78.209 Filed in the office of /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada Document Number 20180351349-26 Filing Date and Time 08/08/2018 10:30 AM Entity Number E0776232008-6 USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations 1. Name of corporation: Synthetic Biologics, Inc. 2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders. 3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 350,000,000 shares of common stock, par value $0.001 per share 10,000,000 shares of preferred stock, par value $0.001 per share 4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 10,000,000 shares of common stock, par value $0.001 per share 10,000,000 shares of preferred stock, par value $0.001 per share 5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: As a result of the one (1) for thirty five (35) reverse stock split, at the effective date and time of the change, one (1) share of common stock will be issued in exchange for every thirty five (35) shares of common stock 6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: Fractional shares of common stock will be rounded up to the next whole share. 7. Effective date and time of filing: (optional) Date: 08/10/2018 Time: 11:00 pm (must not be later than 90 days after the certificate is filed) 8. Signature: (required) X /s/ Steven A. Shallcross Interim Chief Executive Officer Signature of Officer Title IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. Nevada Secretary of State Stock Split Revised: 1-5-15 This form must be accompanied by appropriate fees.